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              [Foster Pepper & Shefelman PLLC letterhead]

May 19, 1997

Board of Directors
Washington Mutual, Inc.
1201 Third Avenue, Suit 1500
Seattle, Washington 98101

Ladies and Gentlemen

                                                FORM S-3 TAX CONSEQUENCES


Based upon our review of the Form S-3 dated May 20, 1997 and certain other facts and documents we consider relevant, under federal income tax laws in effect on the date hereof, in our opinion the description of tax consequences set forth in that portion of such Form S-3 under the caption "Certain United States Federal Income Tax Consequences" is true, correct and, to the extent set forth therein, complete.

Our opinion is intended solely for the benefit of Washington Mutual and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that a copy of this opinion may, as required, be delivered to any appropriate governmental regulatory agency.


                                                 Very truly yours,
                                                 /s/Carl J. West
                                                 Carl J. West


CJW:dw